Exhibit 99.1

RPM Announces Appointment of Three New Board Members

MEDINA, OH – January 13, 2025 – RPM International Inc. (NYSE: RPM) today announced the appointment of three individuals, Craig S. Morford, Christopher L. Mapes and Julie A. Beck, to its board of directors. These appointments reflect RPM’s ongoing commitment to expanding the expertise, diversity and leadership capabilities of its board as the company continues to drive long-term growth and shareholder value.

The appointments of Mr. Morford and Mr. Mapes are effective immediately, and Ms. Beck’s term is set to commence on April 7, 2025. With these additions, RPM’s board will comprise 12 members, underscoring the company’s dedication to robust corporate governance.

Craig S. Morford

Craig S. Morford rejoins RPM’s board of directors after previously serving as a member from 2013 to 2019. With a distinguished career spanning more than four decades, Mr. Morford recently retired as general counsel and corporate secretary at ExxonMobil Corporation (NYSE: XOM), where he led high-impact legal and compliance functions, including litigation, mergers and acquisitions, and environmental and regulatory affairs.

Prior to ExxonMobil, Mr. Morford served as chief legal and compliance officer for Cardinal Health, Inc. (NYSE: CAH). In 2007, Mr. Morford was appointed by President George W. Bush to serve as acting deputy attorney general, the culmination of a distinguished 20-year career with the U.S. Department of Justice, including service as U.S. attorney in Detroit, MI and Nashville, TN. His leadership and breadth of experience in compliance, governance and risk management will provide valuable oversight as RPM continues to grow its global operations.

Mr. Morford earned his bachelor’s degree in economics from Hope College and a J.D. from Valparaiso University School of Law. He will serve on RPM’s corporate governance & nominating committee.

Christopher L. Mapes

Christopher L. Mapes is the former executive chair of Lincoln Electric (Nasdaq: LECO), a position he held from January 2024 until his retirement in December 2024. Prior to this, Mr. Mapes served as chairman, president and CEO of Lincoln Electric where he drove record performance and positioned the company as an industry leader in automation and manufacturing innovation.

Prior to Lincoln Electric, Mr. Mapes served as an executive vice president of A.O. Smith Corporation (NYSE: AOS). With over 30 years of experience in industrial manufacturing and global growth initiatives, Mr. Mapes brings exceptional leadership and operational insight to RPM’s board. He also serves on the boards of The Timken Company (NYSE: TKR), Nordson Corporation (Nasdaq: NDSN) and A.O. Smith Corporation. His strong operational acumen, coupled with his understanding of the challenges and opportunities in complex manufacturing environments, will be instrumental to RPM’s MAP (Margin Achievement Plan) initiatives.

Mr. Mapes holds a bachelor’s degree from Ball State University, a J.D. from University of Toledo, and an MBA from Kellogg School of Management, Northwestern University. He will serve on RPM’s compensation committee.

Julie A. Beck

Julie A. Beck, who has been the senior vice president and chief financial officer of Terex Corporation (NYSE: TEX) since January 2022 and will depart Terex on April 1, 2025, will commence her term on April 7, 2025. With over 30 years of financial leadership experience across a variety of public and private organizations, Ms. Beck has built a reputation for driving growth through strategic planning, mergers and acquisitions, and digital transformations.

Prior to her role at Terex, Ms. Beck held executive-level positions at NOVA Chemicals, Joy Global and Temple-Inland, as well as serving on the board of Invacare Corporation. Her deep expertise in global finance, IT strategy and continuous improvement will enable Ms. Beck to provide valuable guidance as RPM advances its financial and operational strategies.

Ms. Beck earned a B.B.A. in accounting from the University of Wisconsin-Madison and is a certified public accountant. She will serve on RPM’s audit committee.

Expanding Governance Expertise

“We are thrilled to welcome Craig, Chris and Julie to our board of directors,” said Frank C. Sullivan, chairman & CEO. “Their combined expertise in leadership, governance, manufacturing and financial strategy will bring critical perspectives to our board as we continue to execute on our strategic priorities and deliver long-term value for our shareholders.”

“This is also an excellent opportunity for refreshment on our board, allowing us to incorporate new ideas and approaches that align with our goals. The addition of these three highly qualified professionals enhances the board’s overall diversity of thought and experience, providing us with a stronger foundation to support RPM’s mission of becoming a more connected and efficient company,” Sullivan added.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company is ranked on the Fortune 500® and employs approximately 17,200 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, vice president – investor relations & sustainability, at 330-220-6064 or mschlarb@rpminc.com.

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